Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

THE HOWARD HUGHES CORPORATION®
REPORTS FIRST QUARTER 2018 RESULTS

Dallas, TX, May 1, 2018 – The Howard Hughes Corporation ® (NYSE: HHC) (the “Company”) today announced operating results for the first quarter ended March 31, 2018. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

First Quarter 2018 Highlights

•
Net income attributable to common stockholders decreased to $1.5 million or $0.03 per diluted share for the three months ended March 31, 2018, as compared to $5.7 million, or $0.13 per diluted share, for the three months ended March 31, 2017.

•
Total net operating income ("NOI") from operating assets was $46.8 million for the three months ended March 31, 2018, an increase of $2.2 million or 5.0% compared to $44.5 million for the three months ended March 31, 2017. Adjusting for the impact of the transfer of 110 North Wacker and Ward Warehouse to development, NOI would have increased by an additional $3.0 million for a total increase of $5.2 million, or 11.7%, as a result of increased banquet and events revenue, coupled with strong occupancy across our hospitality assets of 68%.

•
Master Planned Communities ("MPC") segment earnings before tax ("EBT") was $36.8 million for the three months ended March 31, 2018, a decrease of $7.3 million or 16.6% compared to the three months ended March 31, 2017. The decrease was largely a result of the timing of land sales at Summerlin and Bridgeland.

•
Sold 222 condominiums at Ward Village in the first quarter of 2018, including 183 at 'A'ali'i, our newest building that began public sales in January 2018. 'A'ali'i was 24.4% presold as of March 31, 2018 and 39.0% presold as of April 30, 2018. Excluding 'A'ali'i, 1,325 homes, or 95.9% of the 1,381 residences available for sale at our four residential buildings that are either delivered or under construction, were closed or under contract as of March 31, 2018.

•
Began construction in February on the development of the new Las Vegas Ballpark located in Downtown Summerlin for our wholly owned Las Vegas 51s Triple-A professional baseball team. Last year, we announced a 20-year, $80.0 million naming rights agreement for the stadium with the Las Vegas Convention and Visitor’s Authority.

•
Completed demolition and began construction of a new 1.4 million square foot office building at 110 North Wacker. Finalized detailed project capitalization, including both new construction financing and a joint venture partnership agreement.

•
Executed a license agreement with renowned California waterfront restaurant Malibu Farm to open its first New York location at Pier 17 in the Seaport District. Founded by acclaimed Chef Helene Henderson, the restaurant is one of the most iconic dining destinations in the Los Angeles metroplex.

•	Purchased 475,920 shares of our common stock in a private transaction with an unaffiliated entity at a purchase price of $120.33 per share or approximately $57.3 million in the aggregate.

“Our first quarter results showed continued momentum across our three business segments. We are particularly pleased with our Strategic Developments Segment in the first quarter as we increased our projected stabilized NOI target by $35.9 million to $291.0 million, announced an agreement with Malibu Farm at the Seaport and delivered strong sales at Ward Village. In our Operating Asset Segment, we saw first quarter NOI grow sequentially by $10.5 million to $46.8 million with particularly impressive results in our hospitality segment,” said David R. Weinreb, Chief Executive Officer. “In our MPC Segment, we saw average price per acre increase sequentially by $39,000 to $592,000. While our first quarter MPC earnings before taxes were lower than past quarters, we believe that this quarter's results do not reflect the continued broad based underlying demand for product in both Summerlin and our Houston MPC’s.”

Financial Results
During the first quarter of 2018, our total revenues were $161.7 million, a decrease of $70.1 million compared to the first quarter of 2017, driven by a decline in our Strategic Developments segment primarily due to a required change in accounting method as to how we must now recognize revenue in our condominium projects. We adopted the new revenue recognition standard on January 1, 2018, as mandated by the Financial Accounting Standards Board for all public companies. The adoption mandated a change in revenue recognition for our condominium sales from percentage of completion to recognizing revenue and cost of sales for condominiums only after construction is complete and sales to buyers have closed. This change relates only to the timing of revenue recognition and will more closely match the actual cash flows from the sale of units. As a result of this accounting change, condominium revenue will be recognized later than it previously had been and will be lumpier as revenue will only be recognized as unit sales close. The substantial majority of our closings have occurred at the time of building completion as a result of presales and units sold while construction is under way. The reduction in revenue from this accounting change and lower MPC land sales during the quarter were partially offset by higher hospitality revenues, increased minimum rents and other rental and property revenues.

Because we have two condominium buildings that have not been delivered, but for which revenue has been previously recognized, we have made a downward adjustment to our cumulative retained earnings of $69.7 million. We will recognize the revenue on these units as the buildings are completed and the unit sales close.

	Three Months Ended March 31,
(In thousands, except per share amounts)	2018	2017
Net income attributable to common stockholders	$1,474	$5,659
Basic income per share	$0.03	$0.14
Diluted income per share	$0.03	$0.13

Funds from operations ("FFO")	$29,666	$9,904
FFO per weighted average diluted share	$0.68	$0.23

Core FFO	$44,287	$71,042
Core FFO per weighted average diluted share	$1.02	$1.66

AFFO	$39,356	$66,028
AFFO per weighted average diluted share	$0.91	$1.54

FFO for the three months ended March 31, 2018 increased $19.8 million or $0.45 per diluted share compared to the same period in 2017 primarily due to the absence of the 2017 loss on redemption of senior notes due in 2021 and warrant liability loss as well as a decrease in the provision for income taxes provided by the Tax Cuts and Jobs Act of 2017, offset by the $32.2 million gain in 2017 on the sale of 36 acres of undeveloped land at The Elk Grove Collection. There were no non-strategic asset dispositions in the first quarter of 2018.

Core FFO for the three months ended March 31, 2018 decreased $26.8 million or $0.64 per diluted share as compared to the same period in 2017. The decrease was primarily due to decreased revenues in condominium sales as a result of the adoption of the new revenue recognition standard and decreased EBT at our MPC segment, largely driven by the timing of land sales.

Adjusted FFO (“AFFO”), our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, decreased $26.7 million or $0.63 per diluted share for the three months ended March 31, 2018 compared to the same period in 2017 primarily due to the items discussed above. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors.

Business Segment Operating Results
Master Planned Communities

Our MPC revenues fluctuate each period given the nature of the development and sale of land in these large scale, long-term communities, and therefore, we believe full year results are a better measurement of performance than quarterly results.

During the first quarter, our MPC segment earnings before tax was $36.8 million compared to $44.2 million during the same period of 2017, a decrease of 16.6%. The decrease was largely due to approximately $13.4 million less in land sales offset by an increase of $5.8 million equity in earnings of The Summit joint venture.

Bridgeland contributed approximately $8.2 million to the decrease in EBT mainly as a result of an institutional land sale in 2017 that did not recur in 2018 and the sale of 31 fewer single family lots in the first quarter of 2018 as compared with the same period of 2017. The median new home price in Bridgeland increased by 15% during the current quarter, and we continue to see strong demand for new home sales. The Woodlands Hills is partially offsetting the decreases in revenue by $2.9 million as a result of robust sales of 49 single family lots, following the commencement of sales of single family detached lots in the fourth quarter of 2017. The decrease was also partially offset by an increase in the average price of custom lots achieved this quarter in Summerlin.
Operating Assets
In our Operating Assets segment, we increased NOI, including our share of NOI from equity investments and excluding properties sold or in redevelopment, by $2.2 million, or 5.0%, to $46.8 million in the first quarter of 2018 compared to $44.5 million in the first period of 2017. This increase was caused by increased event and banquet revenues, primarily at The Woodlands Resort and Conference Center, bolstered by strong occupancy across our hospitality assets of 68%. The comparable period includes NOI from 110 North Wacker and Ward Warehouse, both of which were transferred to development and are not generating NOI in the current quarter. Adjusting for these transfers, NOI would have increased by an additional $3.0 million for a total increase of $5.2 million, or 11.7%.
Strategic Developments

In our Strategic Developments segment, we had another successful quarter, including sales of condominium units at Ward Village, continued progress throughout the development portfolio and commencing construction of two new projects: 110 North Wacker and the Las Vegas Ballpark, our new baseball stadium in Downtown Summerlin, which will become the new home of the Las Vegas 51s AAA baseball team. The ballpark will also host civic, community, nonprofit, and sporting events. In addition, further progress was made on The Seaport District’s construction and leasing.

The ballpark is expected to cost approximately $114.7 million and produce approximately $7.0 million of NOI for an unlevered yield on cost of 6.1%, which does not include the cost of acquiring the baseball team.

The total project costs for the 1.4 million square foot 110 North Wacker office project are estimated to be $761 million, which includes an increase in our land basis above our current cost of $38 million. We are projecting stabilized NOI of approximately $60.1 million, a 7.9% unlevered yield on total costs or an 8.3% unlevered yield when excluding our increase in land basis. We have secured a senior construction loan for $494.5 million and a preferred equity partner for an approximately 63.7% interest in the project with a total commitment of $170 million. Our co-developer, Riverside Investment and Development, will invest $9.7 million cash equity and will own approximately 3.6% of the project, and we will contribute $87.0 million comprised of $49 million of cash and $38 million of implied equity based on the market appreciation of our land contribution. We will own approximately 32.7% of the project. Upon a capital event and after the repayment of the senior construction loan and the preferred equity, HHC receives 81.0% of all remaining cash flow from the project. Based on our ownership percentage, HHC’s expected share of projected stabilized NOI is estimated to be $19.7 million.

The North Wacker construction loan bears interest at LIBOR plus 3.00% and steps up to LIBOR plus 3.25% or down as low as LIBOR plus 2.65% based on various leasing thresholds. The limited partner equity is structured to earn a 9% IRR, and then 10% of all remaining cash flow. This financing structure allows us to retain the bulk of the profits in the transaction with a limited cash equity contribution.

110 North Wacker is a good demonstration of HHC’s ability to monetize non-core assets when market conditions are attractive. With the maturity of the prior tenant’s long-term lease came the opportunity to materially increase the value of this extremely well located but under-utilized parcel of land on the Chicago River. As with our other non-core assets, we actively explore sale, joint venture and development alternatives to determine the best course of action for maximizing value.

Due to the change in accounting methods for revenue recognition of condominium sales previously discussed, for the current quarter, we reported revenues of $10.8 million from condominium rights and unit sales only for homes that actually closed escrow at the two delivered buildings (Waiea and Anaha) in Ward Village. For the comparable period in 2017, we reported revenue on a percentage of completion basis at Ward Village of $80.1 million. Due to the change in accounting methods, the two quarters are not comparable. Through April 30, 2018, we have closed on the sales of a total of 471 units to new residents.

At The Seaport District, the addition of Malibu Farm is further evidence of the momentum that this one-of-a-kind asset is now generating. As we reported in 2017, we executed a long-term lease with ESPN’s studio provider for a 19,000 square foot broadcast studio at Pier 17. ESPN will broadcast at least eight shows a day and transform the Seaport into its Manhattan content hub. ESPN has initially announced “Get up” and the “NBA Countdown” as two of the shows that will be broadcast from the Seaport.

During the quarter, we finalized sponsorship agreements with Lincoln Motor Company and Heineken totaling more than $2.5 million annually and have hosted a variety of high profile events including the Fendi fashion show and the after party for the Louis Vuitton Volez, Voguez, Voyagez exhibition showcasing the Seaport as the venue to watch in the coming years.

In May, we expect Live Nation to announce this summer’s rooftop concert series, and we also expect that our summer activations will attract thousands of New Yorkers to the District, further enhancing The Seaport’s reputation as a port of discovery with unique offerings of food, entertainment and culture.

Segment EBT decreased $39.8 million for the three months ended March 31, 2018 compared to the prior year. The change in accounting methods noted above accounted for $15.6 million of the decrease. In addition, the comparable period in 2017 includes a $32.2 million gain related to the sale of land at The Elk Grove Collection.

Balance Sheet First Quarter Activity and Subsequent Events

On April 30, 2018, the Company closed on a $494.5 million construction loan for 110 North Wacker. The loan bears interest at LIBOR plus 3.00% and steps up or down based on various leasing thresholds. We simultaneously secured a preferred equity partner for 63.7% of the equity capital for the project with a total commitment of $169.6 million. On January 19, 2018, the Company paid off the existing $18.9 million mortgage loan for 110 North Wacker and settled the related swap liability of $0.3 million. As of January 2018, our tenant had vacated, and demolition is complete to allow for redevelopment of the property. 110 North Wacker will be developed as a 53-story, Class A, office building with 1.4 million square feet, and it is currently 38% pre-leased.

On April 13, 2018, the Company repaid the $11.8 million loan for Lakeland Village Center at Bridgeland.

As of March 31, 2018, our total consolidated debt equaled approximately 43.0% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 34.92%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities.
As of March 31, 2018, we have $632.8 million of cash and cash equivalents. Our liquidity was further enhanced during the quarter by obtaining approximately $59.6 million in limited-recourse construction financings.

On March 27, 2018, the Company closed on a $44.1 million construction loan for Downtown Summerlin Apartments, bearing interest at one-month LIBOR plus 2.25% with an initial maturity date of October 1, 2021 and one, three-year extension option.

On February 23, 2018, the Company repurchased 475,920 shares of HHC common stock, par value $0.01 per share, in a private transaction with an unaffiliated entity at a purchase price of $120.33 per share, or approximately $57.3 million in the aggregate. The repurchase transaction was consummated on February 21, 2018 and was funded with cash on hand.

On January 25, 2018, the Company closed on a $15.5 million construction loan for Lake Woodlands Crossing Retail, a project located in The Woodlands, Texas. The loan bears interest at LIBOR plus 1.80%, matures on January 25, 2023, and has an initial maximum recourse of 50% of the outstanding balance prior to completion of construction, at which point the repayment guarantee will reduce to 15% provided the project is 90% leased.

On January 5, 2018, we modified and extended the $65.5 million Three Hughes Landing facility. The loan bears interest at one-month LIBOR plus 2.60% with an initial maturity of December 5, 2018, and two, one-year extension options.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment and other current income producing properties;

•	transactions related to our non-core assets;

•	the performance and our operational success at our Seaport District;

•	forecasts of our future economic performance; and

•	future liquidity, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on February 26, 2018. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share amounts)	2018	2017
Revenues:
Condominium rights and unit sales	$10,837	$80,145
Master Planned Community land sales	46,565	53,481
Minimum rents	49,395	46,326
Tenant recoveries	12,760	11,399
Hospitality revenues	23,061	19,711
Builder price participation	5,081	4,661
Other land revenues	4,131	10,582
Other rental and property revenues	9,849	5,457
Total revenues	161,679	231,762

Expenses:
Condominium rights and unit cost of sales	6,729	60,483
Master Planned Community cost of sales	26,043	25,869
Master Planned Community operations	10,325	9,394
Other property operating costs	23,175	18,508
Rental property real estate taxes	8,127	7,537
Rental property maintenance costs	3,197	3,028
Hospitality operating costs	15,567	13,845
Provision for doubtful accounts	776	535
Demolition costs	6,671	65
Development-related marketing costs	6,078	4,205
General and administrative	24,264	18,117
Depreciation and amortization	28,188	25,524
Total expenses	159,140	187,110

Operating income before other items	2,539	44,652

Other:
Gains on sales of properties	—	32,215
Other income, net	—	687
Total other	—	32,902

Operating income	2,539	77,554

Interest income	2,076	622
Interest expense	(16,609)	(17,858)
Loss on redemption of senior notes due 2021	—	(46,410)
Warrant liability loss	—	(12,562)
Gain on acquisition of joint venture partner's interest	—	5,490
Equity in earnings from Real Estate and Other Affiliates	14,386	8,520
Income before taxes	2,392	15,356
Provision for income taxes	558	9,697
Net income	1,834	5,659
Net income attributable to noncontrolling interests	(360)	—
Net income attributable to common stockholders	$1,474	$5,659

Basic income per share:	$0.03	$0.14

Diluted income per share:	$0.03	$0.13

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
(In thousands, except share amounts)	2018	2017
Assets:
Investment in real estate:
Master Planned Community assets	$1,633,492	$1,642,278
Buildings and equipment	2,365,773	2,238,617
Less: accumulated depreciation	(325,026)	(321,882)
Land	273,444	277,932
Developments	1,412,153	1,196,582
Net property and equipment	5,359,836	5,033,527
Investment in Real Estate and Other Affiliates	85,911	76,593
Net investment in real estate	5,445,747	5,110,120
Cash and cash equivalents	632,838	861,059
Restricted cash	132,105	103,241
Accounts receivable, net	14,384	13,041
Municipal Utility District receivables, net	203,436	184,811
Notes receivable, net	8,310	5,864
Deferred expenses, net	90,839	80,901
Prepaid expenses and other assets, net	210,327	370,027
Total assets	$6,737,986	$6,729,064

Liabilities:
Mortgages, notes and loans payable, net	$2,895,771	$2,857,945
Deferred tax liabilities	143,581	160,850
Accounts payable and accrued expenses	619,271	521,718
Total liabilities	3,658,623	3,540,513

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,491,595 shares issued and 42,986,302 outstanding as of March 31, 2018 and 43,300,253 shares issued and 43,270,880 outstanding as of December 31, 2017	436	433
Additional paid-in capital	3,310,421	3,302,502
Accumulated deficit	(175,879)	(109,508)
Accumulated other comprehensive loss	(797)	(6,965)
Treasury stock, at cost, 505,293 and 29,373 shares as of March 31, 2018 and December 31, 2017, respectively	(60,743)	(3,476)
Total Stockholders' equity	3,073,438	3,182,986
Noncontrolling interests	5,925	5,565
Total equity	3,079,363	3,188,551
Total liabilities and equity	$6,737,986	$6,729,064

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Three Months Ended March 31, 2018

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended March 31,
	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change	2018	2017	$ Change
(In thousands)	Operating			MPC			Strategic			Consolidated
Total revenues	$91,258	$82,087	$9,171	$55,765	$68,706	$(12,941)	$14,656	$80,969	$(66,313)	$161,679	$231,762	$(70,083)
Total operating expenses:	44,806	40,237	(4,569)	36,368	35,265	(1,103)	12,767	68,130	55,363	93,941	143,632	49,691
Segment operating income	46,452	41,850	4,602	19,397	33,441	(14,044)	1,889	12,839	(10,950)	67,738	88,130	(20,392)
Depreciation and amortization	(25,173)	(22,789)	(2,384)	(81)	(92)	11	(1,065)	(668)	(397)	(26,319)	(23,549)	(2,770)
Interest (expense) income, net	(16,687)	(14,524)	(2,163)	6,392	5,557	835	7,524	4,604	2,920	(2,771)	(4,363)	1,592
Equity in earnings from Real Estate and Other Affiliates	2,583	3,385	(802)	11,128	5,280	5,848	672	(145)	817	14,382	8,520	5,862
Gains on sales of properties	—		—	—	—	—	—	32,215	(32,215)	—	32,215	(32,215)
Segment EBT	$7,175	$7,922	$(747)	$36,836	$44,186	$(7,350)	$9,020	$48,845	$(39,825)	$53,030	$100,953	$(47,923)

					Corporate expenses and other items					51,196	95,294	44,098
					Net income					$1,834	$5,659	$(3,825)
					Net income attributable to noncontrolling interests					(360)	—	(360)
					Net income attributable to common stockholders					$1,474	$5,659	$(4,185)

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets EBT to Operating Assets NOI has been presented in the table below.

	Three Months Ended March 31,
(In thousands)	2018	2017
Total Operating Assets segment EBT	$7,175	$7,922

Add Back:
Straight-line lease amortization	(3,690)	(1,961)
Demolition costs	—	65
Development-related marketing costs	—	418
Depreciation and Amortization	25,173	22,789
Write-off of lease intangibles and other	—	27
Other income, net	—	178
Equity in earnings from Real Estate Affiliates	(2,583)	(3,385)
Interest, net	16,687	14,524
Total Operating Assets NOI - Consolidated	42,762	40,577

Dispositions:
Cottonwood Square	—	(174)
Park West	—	14
Total Operating Asset Dispositions NOI	—	(160)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$42,762	$40,417

Company's Share NOI - Equity investees	575	746

Distributions from Summerlin Hospital Investment	3,435	3,383

Total NOI	$46,772	$44,546

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2018	2017	2017	2016
Net income attributable to common shareholders	$1,474	$5,659	$168,404	$202,303
Add:
Segment real estate related depreciation and amortization	26,319	23,549	123,954	89,368
(Gain) loss on disposal of operating assets	—	—	(3,868)	1,117
Gains on sales of properties	—	(32,215)	(51,367)	(140,549)
Income tax expense (benefit) adjustments - deferred
(Gain) loss on disposal of operating assets	—	—	1,424	(419)
Gains on sales of properties	—	12,081	19,127	52,706
Impairment of depreciable real estate properties	—	—	—	35,734
Reconciling items related to noncontrolling interests	360	—	(1,781)	23
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,513	830	4,385	4,305
FFO	$29,666	$9,904	$260,278	$244,588

Adjustments to arrive at Core FFO:
Acquisition expenses	$—	$32	$109	$526
Loss on redemption of senior notes due 2021	—	46,410	46,410	—
Gain on acquisition of joint venture partner's interest	—	(5,490)	(23,332)	(27,088)
Warrant loss	—	12,562	43,443	24,410
Severance expenses	261	828	2,525	453
Non-real estate related depreciation and amortization	1,869	1,975	8,298	6,496
Straight-line amortization	(3,340)	1,961	(7,782)	(10,861)
Deferred income tax expense (benefit)	246	(3,193)	(64,014)	61,411
Non-cash fair value adjustments related to hedging instruments	216	(198)	905	1,364
Share based compensation	2,526	1,906	8,211	7,343
Other non-recurring expenses (development related marketing and demolition costs)	12,749	4,270	22,427	24,396
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	94	75	502	677
Core FFO	$44,287	$71,042	$297,980	$333,715

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(4,532)	$(4,328)	$(15,803)	$(14,224)
Leasing Commissions	(399)	(686)	(2,995)	(3,189)
AFFO	$39,356	$66,028	$279,182	$316,302

FFO per diluted share value	$0.68	$0.23	$6.04	$5.72

Core FFO per diluted share value	$1.02	$1.66	$6.92	$7.81

AFFO per diluted share value	$0.91	$1.54	$6.48	$7.40